Exhibit 10.14

Aimmune Therapeutics UK Ltd.

UK Employment Agreement

For

Sue Barrowcliffe

Employment Agreement

THIS DEED OF AGREEMENT is dated February 19, 2016 and made

Between:

Aimmune Therapeutics UK Ltd., 2nd Floor, Titan Court, 3 Bishop Square, Hatfield, Hertfordshire, AL10 9NA ("the Company, “us”").

And:

Sue Barrowcliffe [***] (“the Employee”, the Executive, “you”, “your”).

1.	Introduction

This Agreement, its Appendix 1 (Severance and Change in Control Benefits) and the Employee Proprietary Information and Inventions Agreement at Appendix 2 sets out the principal terms and conditions applying to your employment with the Company and includes the particulars of your employment with the Company which are required to be given to you under the Employment Rights Act 1996.

2.	Commencement of Employment
2.1	This Agreement is concluded for an indefinite term on a full-time basis.
2.2	Your employment with the Company commenced on 1 May 2015. No employment with any previous employer counts as part of your continuous period of employment with the Company.
2.3

You warrant that any notice period you are required to give or to serve with a previous employer has expired and that by entering into or performing any of your duties for the Company, you will not be in breach of any other obligation binding on you. You irrevocably undertake to indemnify the Company on a continuing basis from and against any loss, liability, damage, costs and claims which it may suffer or incur arising out of any claim by any other party that in performing your duties under this Agreement, you are acting in breach of any obligation you owe to such party.

2.4

Your employment with the Company is conditional on providing the Company with any documents it requires to establish your right to live and work lawfully in the UK. Should this right be withdrawn or should your status materially change, you agree to notify the Company immediately. The Company reserves the right to terminate your employment, with or without notice (as appropriate) should your right to work in the UK be withdrawn. Any misrepresentation of your immigration status is a serious disciplinary offence which may result in your summary dismissal if you fail to produce the required documentation on request, then any offer of employment by the Company may be withdrawn and if already accepted, the Company may terminate your employment without notice or a payment in lieu of notice.

3.	Job Title and Duties
3.1	From 19 January 2016 your job title is General Manager of Europe, reporting to Stephen Dilly in his position as CEO. Your main duties are as set out in a separate job description.
3.2

In addition or as an alternative to your normal duties you may from time to time be required to undertake on a temporary or permanent basis other duties within any department of the Company or for or on behalf of any Group Company.

3.3	You shall not without prior written approval from your direct supporting manager:
(a)	represent yourself as having authority to negotiate or conclude or enter into any binding contract on behalf of the Company or any Group Company;
(b)	pledge credit or accept payments on behalf of the Company or any Group Company;
(c)

make or deliberately or maliciously cause or permit to be made any untrue, derogatory, disparaging or misleading statement in relation to the Company or any Group Company and its/their members, officers or employees or counterparties, suppliers or vendors.

3.4	As a term of your employment you are required to comply with any export regulations that apply to the Company or any Group Company.
3.5

You shall comply with any rules, policies and procedures set out in the Staff Handbook. The Staff Handbook does not form part of this agreement and the Company may amend it at any time. To the extent that there is any conflict between the terms of this agreement and the Staff Handbook, this agreement shall prevail.

3.6	You shall abide by any statutory, fiduciary or common-law duties to the Company or any Group Company of which you are a director.
4.	Hours of Work
4.1

Your normal hours of work are 8.5 hours per day Monday to Friday (with a one hour break for lunch) at start and finish times to be agreed with your manager. You will be required to work such additional hours outside these hours as may be necessary for the proper performance of your duties. You are not entitled to overtime payment or time off in lieu of hours worked outside your normal hours. Lunch breaks and other breaks provided to you will not constitute working time.

4.2

You agree to work such hours over 48 hours per week as are required to carry out your duties. You therefore agree that the 48 hour limit on average weekly working time under the Working Time Regulations 1998, as amended (as calculated over the reference period as it may be defined from time to time) will not apply to your working time. This agreement will apply indefinitely, subject to your giving the Company 3 months’ written notice if you wish to withdraw your agreement.

4.3

The Company reserves the right to require you to work different hours of work according to the needs of the business, whether on a temporary or a permanent basis. This may involve shorter or longer hours of work, or working on different days of the week or at different times of the day in accordance with operational requirements. It is a condition of your employment that you agree to work different hours if requested to do so by the Company.

5.	Place of Work

Your employment will be based at the UK office in London. The Company may require you to carry out your duties on a temporary or permanent basis from other locations within the UK as the needs of the Company's business reasonably require. You may be required to work outside of the UK from time to time. If the period is more than one month, you will be notified in advance and in writing of the terms that apply.

6.	Remuneration
6.1

Your basic salary will be £215,592.60 gross per annum subject to all normal deductions. Your salary will be paid on a monthly basis in arrears direct into your bank account and includes director's fees payable to you.

6.2

You will be eligible to be considered for an annual discretionary bonus under the terms of the Company’s variable compensation plan. The discretionary bonus that may be awarded under the current plan is targeted at 35% of your annual base salary per annum at plan (pro-rated according to your date of hire) (the “Annual Target Bonus”) .
(a)

The Company will determine the amount of any bonus in its absolute discretion based on such factors as the Company considers, from time to time, to be appropriate, which may include matters such as your meeting objectives that are mutually agreed upon by you and your manager, Aimmune’s performance against Board of Director approved annual company goals, retention requirements and your conduct.

(b)	Any bonus will be paid on such date as the Company in its absolute discretion decides.
(c)	Save where indicated otherwise in Appendix 1, no bonus will be paid if, for whatever reason, as at the date on which a bonus might otherwise have been payable:
•	you are not employed by us,
•	you have been given notice of termination of employment,
•	you have given us notice of termination of employment, and/or
•	you are under investigation and/or subject to disciplinary proceedings in relation to any wrong-doing or potential wrong-doing.
(d)	Any bonus is not part of your contractual remuneration and is not pensionable.
(e)

Any variable compensation paid will be subject to normal payroll deductions to the terms and conditions of the Company’s variable compensation plan in force from time to time. The specifics of the plan will be reviewed with you during orientation.

(f)

Your entitlement to participate in any variable compensation plan set up by the Company is subject to the rules of the relevant plan in force from time to time. You may be paid variable compensation pursuant to the plan in existence at that time, but the structure of the plan, the payment of any variable compensation, and whether that payment and any future payment should be made, is and shall always be at the absolute discretion of the Company.

(g)	The fact that the Company pays you a bonus in one year does not mean that you will receive a bonus in any later year and you should not expect this.
(h)	Any discretionary bonus shall not and is not to be regarded as a contractual entitlement under any circumstances.
(i)

The Company reserves the right, exercisable at its absolute discretion, to amend the rules of variable compensation plan and/or to withdraw any (or all) such benefits, without providing any replacement.

(j)	The Company may defer payment of the whole or part of any bonus and/or impose conditions in relation to forfeiture and/or clawback.
6.3

Without prejudice to any other rights open to the Company, you agree that the Company may deduct from your salary or any other payment due to you from the Company, including any payment due to you on termination of your employment, any such sums properly due from you to the Company. Such sums include, without limitation, repayment of any loans or advances made to you by the Company (including advances on expenses); repayment of overpaid National Insurance contributions or taxes; repayment of any overpaid holiday pay, salary or benefits; the cost of any damage to or loss of the Company’s property caused by you; where you have been unable to perform your duties under this Agreement due to an accident caused by a third party, an amount equal to the amount of any damages you recover from a third party in respect of that accident capped at an amount equal to the salary and benefits you have received from the Company in respect of any period of absence to which the damages relate. The Company is entitled to set off any such overpaid remuneration against subsequent salary payments due to you. If, on the termination of your employment, your final payment of wages is not sufficient to meet any debt due from you to the Company, you agree that you will repay the outstanding balance to the Company within one calendar month of the date of termination of your employment, such payment to be made as agreed with the Company.

6.4

In addition to your remuneration, you will be reimbursed all reasonable expenses properly incurred by you and authorised by your line manager upon production of receipts or other evidence for them as the Company may reasonably require.

7.	Benefits
7.1

From April 2016 you will be eligible to receive the following benefits, subject to the terms of the relevant scheme, and the rules or insurance policy of the relevant insurance provider, in each case as amended from time to time:

(a)	Private medical insurance
(b)	Dental insurance
(c)	Group life assurance
(d)	Group income protection
(e)	Commuter loan
7.2

The Company reserves the right, exercisable at its absolute discretion, to amend the rules of any such scheme and/or to withdraw any (or all) such benefits, without providing any replacement.  Accordingly, such benefits are non-contractual. Your participation in these schemes is a benefit in respect of which you may be liable to pay income tax and you should seek personal tax advice if you are unsure of their impact.

7.3

The Company reserves the right to terminate your employment at any time during your absence from work even though your entitlement to benefits under medical insurance policies may not have been exhausted at the time of giving notice or of termination

7.4

Currently the Company does not operate a pension and you are advised to make your own arrangements. The Company will automatically enrol you into a qualifying pension scheme on or before the date we are required to do so by the Pensions Act 2008 and further details will be supplied to you in due course. You may be required to contribute to that pension scheme, and you hereby authorise the Company pursuant to the Employee Rights Act 1996 to deduct such contributions from any amount otherwise payable by the Company to you. The Company reserves the right, exercisable at its absolute discretion, to amend such rules and/or to withdraw such pension arrangements without providing any replacement. You may, if you wish, opt-out of membership of a qualifying pension scheme. Should you wish to opt-out the appropriate opt-out form may be obtained from Human Resources. There is not currently in force contracting out certificate in relation to your employment.

7.5

The Company may in its absolute discretion invite you to participate in stock option and/or other equity-based incentive plans from time to time. The Company will determine the value of any non-cash incentive offered under such plan, the nature of the equity-based interest and other applicable conditions including vesting conditions, and its decision in this regard will be final.

8.	Vacation Entitlement
8.1	The Company's vacation year runs from 1st January to 31st December.
8.2

You are entitled to 30 working days’ vacation per vacation year, in addition to public and bank holidays recognised in England and Wales. Vacation pay is deemed to be fully compensated by payment of your normal salary.

8.3

If you start or leave your employment during a vacation year your entitlement for that vacation year will be prorated and is deemed to accrue at the rate of 2.5 days’ vacation per complete calendar month worked.

8.4

You will be entitled to carry over up to 5 days’ vacation accrued but not taken from one vacation year to the next and no payment in lieu will be made. Any unused vacation carried forward must be used by the end of the subsequent holiday year or shall be forfeited.

8.5

On leaving the Company, you will be entitled to vacation pay in respect of any accrued vacation entitlement which you have not taken. For these purposes the calculation for payment or repayment shall be made by reference to 1/260 basic annual salary for each day of vacation. If, on the termination of your employment, you have taken vacation in excess of your accrued entitlement, the Company will deduct from your final salary an amount equal to the gross salary paid to you in respect of such vacation, which shall be calculated on the same basis, and you expressly consent to any such deductions pursuant to Part II of the Employment Rights Act 1996. The Company reserves the right to require you to take, during your notice period, any vacation entitlement that you will have accrued by the date of termination of your employment, which you have not yet taken.

8.6	Vacation must be taken at times convenient to the Company and must be approved in advance.
8.7

Should you be incapacitated for work during any period of pre-booked holiday (whether in whole or in part) the Company may in its absolute discretion reimburse the period of holiday entitlement lost due to incapacity and instead pay you Statutory Sick Pay (‘SSP’) for your period of sickness absence, provided you meet the qualifying conditions for SSP, you fully comply with your contractual obligations relating to reporting sickness absence and your absence is properly certified.

9.	Absence due to sickness or injury
9.1

If you are unable to attend work due to sickness or injury you (or someone on your behalf) must notify the Company as early as possible on the first day of absence. You should keep the Company regularly informed of your condition and the likely date of your return to work.

9.2

Should you be absent from work due to illness or injury for 7 calendar days or less, you must complete a self-certification form on your return to work. For absences lasting more than 7 calendar days, you will supply a medical certificate to the Company, as soon as possible after the seventh day of absence, which acknowledges your incapacity for work and its expected duration. Further medical certificates are required for each further week of sickness absence. Failure to notify the Company of your absence may render you subject to disciplinary action and may also bar you from receiving sick pay.

9.3

The Company reserves the right to request that you undergo, at its expense, an examination by a medical practitioner appointed or approved by the Company during or after any period of absence from work due to sickness or injury or at any time deemed necessary by the Company during your employment. You authorise that medical practitioner to disclose to the Company and to its advisors the results of the examination and discuss with it or them any matters arising from the examination which might impair the proper performance of your duties. You also authorise your own doctor to provide the Company’s doctor and/or independent medical practitioner with any relevant extracts from your medical notes.

9.4

The Company does not operate a sick pay scheme. Your entitlement is to Statutory Sick Pay (SSP) only, in accordance with the Government's SSP scheme from time to time in force. "Qualifying Days" for the purposes of SSP shall mean Monday to Friday in each week.

10.	Directorships
10.1

You shall accept appointment as a director of the Company and of any such Group Company or other company as the Company may require in connection with your appointment under this Agreement and you shall resign without claim for compensation from office as a director of any such company at any time on request by the Company, which resignation shall not affect the continuance in any way of this Agreement.  You shall immediately account to the Company for any director's fees or other emoluments, remuneration or payments either receivable or received by you by virtue of your holding office as such director as aforesaid (or waive any right to the same if so required by the Company).

10.2

Upon the termination of your employment with the Company however arising and for whatsoever reason you shall, upon the request of the Company, resign without claim for compensation (but without prejudice to any claim you may have for damages for breach of this Agreement) from:

(a)	office as a director of the Company or of any Group Company or of any other company in which you hold a directorship at the Company’s request; and
(b)	from all offices held by you in any or all of such companies; and
(c)

all trusteeships held by you of any pension scheme or other trusts established by the Company, any Group Company or any other company with whom you have had dealings as a consequence of your employment by the Company.

10.3

If you fail to resign from office as a director or from any other office or trusteeship in accordance with clauses 10.1 or 10.2, either during your employment, when so requested by the Company, or on termination thereof, the Company is hereby irrevocably authorised to appoint a person in your name and on your behalf to execute any documents and to do all things required to give effect to the resignation.

10.4

Save with the prior agreement in writing of the Company, you shall not, during the continuance of this Agreement, resign from any office as a director of the Company, any Group Company or of any other company in which you hold a directorship at the Company’s request or do anything that would cause you to be disqualified from continuing to act as a director.

10.5

You agree to comply with all duties, obligations and restrictions applicable to you in your role as a director, officer or principal stakeholder of Aimmune Therapeutics, Inc. pursuant to any applicable laws, rules and regulations, including but not limited to those under the US Securities Exchange Act of 1934.

11.	Termination of Employment
11.1	Both parties will be entitled to receive, in writing, 3 months’ notice of termination of employment.
11.2

As an alternative to giving notice under clause 11.1 and without prejudice to  clause 11.8 (termination without notice), the Company may terminate your employment with immediate effect by notifying you (a) that it is doing so and (b) that it will make a payment in lieu of notice.  If the Company exercises its right to terminate your employment pursuant to this clause, the payment in lieu of notice will be paid within 28 days, and will consist of the basic salary and benefits (subject always to the rules of the applicable scheme in force from time to time and acceptance by the insurer) to which you would have been entitled during the period of notice of termination provided for in clause 2.5 (probation) or clause 11.1 (notice).

11.3

Once notice has been given, either by us or by you, under clause 11.1 (notice), and without prejudice to the provisions of clause 11.8 (termination without notice), the Company may terminate your employment with immediate effect by notifying you (a) that it is doing so and (b) that it will make a payment in lieu of the remainder of your notice period.  If the Company exercises its right to terminate your employment pursuant to this clause, the payment in lieu of the remainder of your notice period will be paid within 28 days, and will consist of the basic salary and benefits (subject always to the rules of the applicable scheme in force from time to time and acceptance by the insurer) to which you would have been entitled during the remainder of your notice period.

11.4

Whether a payment in lieu of notice is made or not is at the complete discretion of the Company. The Company is not under an obligation to make a payment in lieu of notice and if it fails to do so (especially in circumstances leading to a summary dismissal), any claim you may have will be subject to your duty to take reasonable steps to mitigate your loss.

11.5

The Company may, whilst continuing to pay or provide salary and other contractual benefits to you, suspend you from the performance of your duties and/or exclude you from any premises of the Company or any other company in the Group. During such period the Company may require you to carry out different duties from your normal duties but it is stressed that by virtue of this clause and being placed on garden leave, the Company is not obliged to provide you with work. During such period of notice you may not be engaged or employed by or take up any office or partnership in any other company, firm or business, or trade on your own account without the prior written permission of the Company/Line Manager. In addition, during such period, you may be required not to contact or attempt to contact any client, customer, supplier, agent, professional adviser, broker or banker of the Company or any employee or workers of the Company without the prior written permission of the Company. Any vacation not taken or still outstanding may be offset against this period.

11.6

Upon the Company's request at any time, and in any event on the termination of your employment, you will immediately deliver up to the Company or its authorized representative, any plans, keys, mobile telephone, security passes, credit cards, customer lists, price lists, equipment, documents, records, papers, computer disks, tapes or other computer hardware or software (together with all copies of the same), and all property of whatever nature in your possession or control which belongs to the Company or any Group Company or relates to its or their business affairs. You will at the Company's request furnish the Company with a written statement confirming that you have complied with this obligation.

11.7

If you leave without giving the proper period of notice or leave during your notice period without permission, the Company shall (without prejudice to its right to terminate the employment by reason of fundamental breach and to seek appropriate remedies in connection with the same) be entitled as a result of your agreement to the terms of this contract to deduct a day’s pay for each day not worked during the notice period, provided always that the Company will not deduct a sum in excess of the actual loss suffered by it as a result of your leaving without notice and any sum so deducted will be in full and final settlement of the Company’s claim for your breach of contract by reason of a failure to provide due notice or work during your notice period. This deduction may be made from any final payment of salary which the Company may be due to make to you. The amount to be deducted is a genuine attempt by the Company to assess its loss as a result of your leaving without due notice. It is not intended to act as a penalty upon termination.

11.8

You may be eligible to additional payments and benefits upon the termination of your employment in certain limited circumstances, as set out and subject to the provisions of Appendix 1 to this Agreement.

11.9	Termination without notice

The Company may terminate your employment without notice, and without payment or compensation in lieu of notice, if:

(a)	you are guilty of gross misconduct (including any of the examples of gross misconduct given in our disciplinary procedure from time to time);
(b)	you are charged with and/or convicted of a criminal offence, other than an offence which in our opinion does not affect your position as an employee of the Company;
(c)	you bring the name or reputation of the Company or any other Group Company into disrepute or you prejudice the interests or business of the Company or any other Group Company;
(d)

you have a bankruptcy order made against you or if you make any arrangement or composition with your creditors or have an interim order made against you pursuant to Section 252 of the Insolvency Act 1986;

(e)	you fail to acquire or retain any professional or regulatory qualification or permission which is necessary for you to carry out your duties under this agreement; or

(f)	you are or become of unsound mind or you are or become a patient for the purpose of any statute relating to mental health;
(g)	you are prohibited by law from being a director;
(h)	you commit any act or omission defined as “Cause” in Appendix 1.
12.	Activities outside working hours

You are required to devote your full time and attention whilst you are employed by the Company to the performance of your duties and to act in the best interests of the Company at all times. You must not, at any time during your employment, except with the Company’s prior written permission, undertake any work (paid or unpaid) or be in any way employed, engaged, concerned or interested in any business or activity which may in the Company’s opinion adversely affect the proper performance of your duties.

13.	Restrictive covenants
13.1	Non-compete

You will not during the one year period after the Termination Date, be engaged, concerned or interested, either directly or indirectly in any capacity in any trade or business or occupation which would or might reasonably be considered to, compete with the Restricted Business without the prior written permission of the Company.

13.2	Non-poaching

You will not during the one year period after the Termination Date, either on your own account or together with or on behalf of any other person:

(a)	solicit or entice away, or
(b)	endeavour to solicit or to entice away, or
(c)	assist any other person, whether by supplying names or expressing views on suitability or otherwise, to solicit or entice away,

from the Company or any other Group Company, any Restricted Employee.  This obligation applies whether or not that person would commit a breach of contract by reason of his or her leaving service.

13.3

The periods of restriction specified in this clause will each be reduced by the duration of any period immediately prior to the Termination Date during which the Company, in exercising its rights under the provisions of clause 11.5 (garden leave), requires you not to perform any of your duties.

13.4	None of the restrictions in this clause prevent you from being a holder for investment purposes only of any Permitted Investment.
13.5

Each of the restrictions in this clause will be construed as a separate and independent restriction.  If one or more of the restrictions is found to be void or unenforceable, the validity of the remaining restrictions will not be affected.

13.6

By accepting this offer, you confirm that you have had the opportunity to take independent legal advice on the restrictions in this clause.  You confirm that they are reasonable and necessary for the protection of the legitimate interests of the Company.  You agree that if any restriction is found to be void or voidable but would be valid and enforceable if some part(s) of it were deleted, the restriction will apply with such amendments as may be necessary to make it valid and enforceable.

13.7

If any restriction in clause 13 (restrictive covenants) or 14 (confidentiality), is found by any court or other competent authority to be void or unenforceable, the parties shall negotiate in good faith to replace such void or unenforceable restriction with a valid restriction which, as far as possible, has the same legal and commercial effect as that which it replaces.
13.8

You shall report to the Head of Human Resources in writing any knowledge you may have of other members of your team at Associate Director level or above who indicate an intention to leave the Company or any Group Company or to establish a business in competition with the Company or any Group Company.

13.9

If you receive and accept any offer of employment (whether oral or in writing) from any person during the continuance of this Agreement or if you receive and accept any offer of employment (whether oral or in writing) from any trade or business or occupation which would or might reasonably be considered to compete with the Restricted Business during the continuance in force of all or any of the restrictions in this clause 13, you shall immediately inform the Company of the identity of the offeror and its terms.  Without prejudice to your obligations in relation to confidentiality, you will provide the offeror details of the substance of the restrictions contained in this clause 13.

14.	Confidentiality
14.1

You must not at any time during your employment (except so far as may be necessary for the proper performance of your duties) or after the termination of your employment use for any purpose other than the Company’s business or disclose to any person or body any Confidential Information obtained during your employment. For the purposes of this clause “Confidential Information” means any Trade Secrets or information of a confidential nature relating to the Company or any Group Company, its or their customers, clients, suppliers, agents or distributors or its or their business finances, transactions, or affairs which belongs to and is of value to the Company or in respect of which the Company owes an obligation of confidence to any third party. Such information includes but is not limited to:

a)	lists and particulars of the clients and potential clients of the Company or any Group Company; and
b)	any commercial, marketing or financial information relating to or business plans of the Company or any Group Company.
14.2

You must return to the Company forthwith on termination of your employment or at any time during your employment upon request by the Company any Confidential Information which is in your possession or under your control in any format (whether prepared by you or any other person and whether stored electronically, on paper, on audio, or audio visual tape or otherwise). You must not retain any copy or extract of such information in any format.

15.	Copyright and Design Rights
15.1	You will promptly disclose to the Company all works in which copyright or design rights may exist which you make or originate either by yourself or jointly with other people during your employment.
15.2

Any copyright work or design created by you in the normal course of your employment or in the course of carrying out duties specifically assigned to you, which relate to the affairs of the Company, shall be the property of the Company whether or not the work was made at the direction of the Company, or was intended for the Company and the copyright in it and the rights in any design shall belong absolutely to the Company throughout all jurisdictions and in all parts of the world, together with all rights of registration, extensions and renewal (where relevant).

15.3

To the extent that such copyright or design rights are not otherwise vested in the Company, you hereby assign the same to the Company, together with all past and future rights to action relating thereto.

15.4	You recognise and accept that the Company may edit, copy, add to, take from, adapt, alter and translate the product of your services in exercising the rights assigned under this clause.

15.5

To the full extent permitted by law, you irrevocably and unconditionally waive any provision of law known as “moral rights” including any moral rights you may otherwise have in relation to the rights referred to above.

15.6

You agree that you will at the Company's request and expense, execute such further documents or deeds and do all things necessary or reasonably required to confirm and substantiate the rights of the Company under this clause and despite the termination of this Agreement for any reason.

15.7

You agree that you will not at any time make use of or exploit the Company's property, trademarks, service marks, documents or materials in which the Company owns the copyright or the design rights for any purpose which has not been authorised by the Company.

15.8

You irrevocably undertake, insofar as the aforementioned assignment, transfer and making over cannot or may not be made in advance, to so assign, transfer and make over the said proprietary developments and rights therein in the future, without charge, as and when the Company so requires.

15.9	The provisions of this clause shall survive the termination or cancellation of this Agreement and/or your employment for any reason whatsoever.
16.	Inventions
16.1

It shall be part of your normal duties at all times to consider in what manner and by what new methods or devices, products, services, processes, equipment or systems of the Company and each Group Company might be improved, and promptly to give to the Company/your Line Manager full details of any invention, discovery, design, improvement or other matter or work whatsoever in relation thereto (“the Inventions”) which you may from time to time make or discover during your employment, and to further the interests of the Company in relation to the same. You hereby acknowledge and agree that the sole ownership of the Inventions and all proprietary rights therein discovered or made by you (whether alone or jointly with others) at any time during your employment shall subject to the provisions of applicable law belong free of charge and exclusively to the Company as it may direct.

16.2	All worldwide copyright and design rights in all the Inventions shall be and remain the property of the Company and the provisions of the clause 15 above shall apply in relation to the same.
16.3

You agree that you will, at any time during your employment or thereafter, at the Company's expense, do all such acts and things and execute such documents (including without limitation making application for letters patent) as the Company may reasonably request in order to vest effectually any Invention (whether owned by the Company in accordance with this clause or owned by you) and any protection as to ownership or use (in any part of the world) of the same, in the Company or any Group Company, or as the Company may direct, jointly if necessary with any joint inventor thereof, and you hereby irrevocably appoint the Company for these purposes to be your attorney in your name and on your  behalf to execute and do such acts and things and execute any such documents as set out above.

16.4	You agree that you will not knowingly do or omit to do anything which will or may have the result of imperilling any such protection aforesaid or any application for such protection.
17.	Discipline and Grievances
17.1

In the event that you are considered to be in breach of any of the Company rules of conduct or if your behavior or performance is otherwise considered by the Company to be unsatisfactory, you may be subject to the Company’s disciplinary procedure. If you are dissatisfied with any disciplinary decision taken in relation to you (including dismissal), you should apply in writing within 5 working days of the decision to the Head of Human Resources. Further details of the Company’s disciplinary procedure, which is non-contractual, are set out in the Company’s Disciplinary Policy, which will be provided to you within two months of your commencement of employment with the Company. The Company reserves the right to suspend you on full pay and benefits for as long as may be reasonably necessary pending the investigation of any disciplinary offence.
17.2

If you have any grievance in relation to your employment you should seek redress by notifying Ken Boehm, Vice President, Human Resources in writing. E-mail notification will be accepted. Further details of the Company’s grievance procedure, which is non-contractual, are set out in the Company’s Grievance Policy, which will be provided to you following the commencement of employment with the Company.

18.	Data Protection
18.1

You consent to the Company and any other Group Company (or any of their agents) processing your personal data (including sensitive personal data relating to your health, trade union membership and racial or ethnic origins) for the purposes of the administration and management of the business of the Company (and any Group Company) and their employees, for the purposes of your employment, and for the purposes of complying with applicable laws, regulations and procedures. You further consent to the Company making such data available to persons other than the Company where the Company considers this to be in the interests of the Company or any Group Company and to the Company or any other Group Company transferring such data outside of the EEA (including, without limitation, to the United States of America).

18.2

Where transfers outside of the EEA are necessary, the Company has taken, or shall take, the appropriate steps to satisfy itself that the entity to which your data is transferred has in place the appropriate technical and organisational measures to protect your data against unauthorised or unlawful processing and against accidental loss or destruction of, or damage to the data. In all cases, third parties to whom your personal data is transferred will be contractually obliged to use the data only for the relevant purpose specified above and not to forward the data to other third parties without your consent. By signing this agreement you consent to the processing of your data as described above.

19.	Interception of Communications

You acknowledge that access to the Company's computer and telephone systems is provided for business purposes. In order that the Company may protect its legitimate business interests, you agree that all of your internet use and e-mail and telephone communications on the Company's systems may be monitored and/or recorded by the Company and that any other correspondence addressed to you or sent by you at/from the Company's premises may be opened and/or read by the Company. You agree to abide, at all times, with any relevant policy or procedure issued by the Company (or any Group Company) from time to time.

20.	Collective Agreements

There are no collective agreements which affect the terms and conditions of your employment.

21.	Entire Agreement

This Agreement and its Appendices 1 and 2 constitutes the entire agreement between you and the Company and is in substitution for all previous terms and conditions of employment between the Company and yourself whether given verbally or in writing all of which are deemed to be terminated by mutual consent with immediate effect.

22.	Variations

The Company reserves the right to make reasonable changes to your terms of employment to take account of changes in employment practice, changes in the law and the Company's operational requirements.

Minor changes of detail may be made from time to time and will be effected by a general notice to employees. You will normally be given not less than one month's notice before significant changes are made.

23.	Third Party Rights

Except with respect to any Group Companies (or future institutional investors) who shall be deemed third party beneficiaries, this Agreement constitutes an agreement solely between the Company and you, and, save where otherwise provided, for the purposes of the Contracts (Rights of Third Parties) Act 1999, nothing in the Agreement confers or purports to confer on a third party any benefit or any right to enforce any terms of this Agreement against the Company.

24.	Definitions
24.1	In this Agreement:
(a)

"Group" means the Company and any company which is a subsidiary or holding company of it from time to time, or which is from time to time a subsidiary of any such holding company, the terms "subsidiary" and "holding company" for this purpose have the meanings given to them in the Companies Act 1985 (as amended) and "Group Company" shall be construed accordingly.

(b)

“Prospective Client” means any person who, at the Termination Date or at any time during the Relevant Period, was a prospective client or prospective customer of the Company or any other Group Company and with whom during the Relevant Period you had business dealings;

(c)	“Relevant Period” means the period of one year ending on the Termination Date;
(d)

“Restricted Business” means the business of food allergy research and development carried on by the Company and/or any other Group Company and with which (a) you were actively involved in the course of your employment during the Relevant Period or (b) in respect of which you had access to Confidential Information during the Relevant Period;

(e)

“Restricted Client” means any person who, at the Termination Date or at any time during the Relevant Period, was a client or customer of the Company or any other Group Company and with whom you had business dealings during the Relevant Period;

(f)	“Restricted Employee” means any individual who is an employee or director of the Company or any other Group Company and with whom you had business dealings during the Relevant Period;
(g)

“Trade Secrets” means trade secrets, and information of such a highly confidential nature as to require the same protection as trade secrets, of the Company or any other Group Company or any clients thereof, including information which falls into the following categories: {Information to be protected}.

25.	Governing Law

Your contract of employment with the Company (of which this Agreement forms part) shall be governed by and construed in all respects in accordance with English law. You and the Company each irrevocably submit to the non-exclusive jurisdiction of the English Courts.

26.	Severability

If any provision of this Agreement shall be held by the court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect, legal and enforceable, as if the above illegal, invalid or unenforceable provision had never existed herein.

In the event of any conflict between the terms of this Agreement and any of its Appendices, the terms of this Agreement shall prevail.

This Agreement is executed in English language only. Please indicate your acceptance of the terms and conditions of your employment as set out in this Agreement by signing both copies of this Agreement and returning one to the Company.

IN WITNESS whereof this Deed of Agreement has been executed by the parties the day and year first before written

Executed by Aimmune Therapeutics UK Ltd acting	/s/ Warren DeSouza
by Warren DeSouza a Director	Director

Name: Ken Boehm	/s/ Ken Boehm
Witness Signature
Address: [***]

SIGNED and DELIVERED	/s/ Sue Barrowcliffe
by Sue Barrowcliffe as your	Signature of Executive
Deed in the presence of:

Name: Roger Barrowcliffe
/s/ Roger Barrowcliffe
Witness signature
Address: [***]

APPENDIX 1

SEVERANCE AND CHANGE IN CONTROL BENEFITS

1.	DEFINITIONS

For purposes of this Appendix 1 all defined terms shall have the meaning ascribed to them in the Employment Agreement between Aimmune Therapeutics UK Ltd and Sue Barrowcliffe dated February 19th, 2016  (the “Agreement”) save for the following terms are defined as follows:

1.1.“Board” means the Board of Directors of Parent.

1.2.“Cause” means any of the following events:

(a)the Executive’s theft, dishonesty or falsification of any employment or Company records that is non-trivial in nature;

(b)the Executive’s malicious or reckless disclosure of the Company’s confidential or proprietary information or any material breach by the Executive of her obligations under the Agreement [or the Employee Proprietary Information and Inventions Agreement];

(c)the conviction of the Executive of a criminal offence (excluding motor vehicle violations) or the commission of gross negligence or wilful misconduct, where a majority of the non-employee members of the Board reasonably determines that such act or misconduct has (i) seriously undermined the ability of the Board or management of the Company to entrust Executive with important matters or otherwise work effectively with Executive, (ii) substantially contributed to the Company’s loss of significant revenues or business opportunities, or (iii) significantly and detrimentally affected the business or reputation of the Company or any of its subsidiaries; and/or

(d)the wilful failure or refusal by the Executive to follow the reasonable and lawful directives of the Board, provided such wilful failure or refusal continues after the Executive’s receipt of reasonable notice in writing of such failure or refusal and a reasonable opportunity of not less than 30 days to correct the problem.

(e) the executive is dismissed without notice under clause 11.8 of the Agreement.

For the purpose of this Appendix 1, no act, or failure to act, shall be considered “wilful” unless undertaken by the Executive with an absence of good faith that this act, or failure to act, was in the best interests of the Company.

1.3.“Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(a)A transaction or series of transactions (other than an offering of common stock to the general public through a registration statement filed with the U.S. Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than Parent, any of its subsidiaries, an employee benefit plan maintained by Parent or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, Parent) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Parent possessing more than fifty percent (50%) of the total combined voting power of Parent’s securities outstanding immediately after such acquisition; or

(b)During any period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with Parent to effect a transaction described in clauses 1.3(a) or 1.3(c)) whose election by the Board or nomination for election by Parent’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two (2)-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by Parent (whether directly involving Parent or indirectly involving Parent through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of Parent’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)which results in Parent’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Parent or the person that, as a result of the transaction, controls, directly or indirectly, Parent or owns, directly or indirectly, all or substantially all of Parent’s assets or otherwise succeeds to the business of Parent (Parent or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)after which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause 1.3(c)(ii) as beneficially owning fifty percent (50%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in Parent prior to the consummation of the transaction; or

(d)Parent’s stockholders approve a liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control must also constitute a “change in control event” within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5).

1.4. “Company” means Aimmune Therapeutics UK Ltd or, if context requires, Parent and, in each case, any successors thereto.

1.5.“Covered Termination” means (a) an Involuntary Termination Without Cause or (b) a voluntary termination for Good Reason.

1.6.“Employee Proprietary Information and Inventions Agreement” means that certain Employee Proprietary Information and Inventions Agreement by and between Executive and the Company, dated as of February 23, 2016.

1.7.“Good Reason” means any of the following are undertaken without the Executive’s prior written consent: (a) a material diminution in the Executive’s authority, duties, or responsibilities which substantially reduces the nature or character of the Executive’s position with the Company; (b) a material reduction by the Company of the Executive’s basic salary (as defined in clause 6.1 of the Agreement) as in effect immediately prior to such reduction; (c) a relocation of the Executive’s principal office to a location that increases the Executive’s one-way commute by more than thirty-five (35) miles, provided, that, for the avoidance of doubt, reasonable required travel by the Executive on the Company’s business shall not constitute a relocation; or (d) any material breach by the Company of any provision of the Agreement.  Notwithstanding the foregoing, the Executive’s resignation shall not constitute a resignation for “Good Reason” as a result of any event described in the preceding sentence unless (A) the Executive provides written notice thereof to the Company within thirty (30) days after the first occurrence of such event, (B) to the extent correctable, the Company fails to remedy such circumstance or event within thirty (30) days following the Company’s receipt of such written notice and (C) the effective date of Executive’s resignation for “Good Reason” is not later than thirty (30) days after the expiration of the Company’s cure period under subclause (B).

1.8.“Involuntary Termination Without Cause” means the Executive’s dismissal or discharge by the Company other than for Cause.  The termination of Executive’s employment as a result of the Executive’s death or inability to perform the essential functions of her job due to disability will not be deemed to be an Involuntary Termination Without Cause.

1.9.“Parent” means Aimmune Therapeutics, Inc.

2.	Severance Benefits
2.1

Upon the Executive’s termination of employment, the Executive shall receive any accrued but unpaid basic salary and other accrued and unpaid benefits up to the date of termination.  If the termination is due to a Covered Termination, provided that Executive enters into a Settlement Agreement settling all present and future claims the Executive has or may have against the Company and any Group Company and their affiliates and any employees or directors or officers thereof in a form acceptable to the Company (a “Settlement of Claims”) that becomes effective and irrevocable within sixty (60) days following the Covered Termination and provided further, that the Executive complies with the other requirements at clause 2.5, the Executive shall also be entitled to receive the severance benefits described in clauses 2.2 and 2.3 as applicable.

2.2	Covered Termination Not Related to a Change in Control

If Executive’s employment terminates due to a Covered Termination which occurs more than three (3) months prior to a Change in Control or more than twelve (12) months after a Change in Control or where there is no Change in Control, the Executive shall receive the following:

(a)

An amount equal to nine (9) months of Executive’s basic salary payable in substantially equal instalments in accordance with the Company’s normal payroll policies less any sums paid in lieu of notice and less applicable tax or other statutory deductions which the Company is obliged to deduct, with such instalments to commence on the first payroll date following the date on which the Settlement of Claims becomes effective and irrevocable (such payroll date not to be later than the sixtieth (60th) day following the date of the Covered Termination).

(b)

If Executive receives private medical insurance, the Company shall continue to provide this benefit until the nine (9) month anniversary of the date of Executive’s termination of employment subject always to the rules of the applicable scheme in force from time to time and acceptance by the insurer.  If, for any reason, the Company is unable to continue to provide this benefit then an amount equal to the Company’s insurance premium contribution shall thereafter be paid to the Executive in substantially equal monthly instalments.

(c)

Subject always to the rules of the each applicable scheme in force from time to time, each outstanding equity award, including, without limitation, each stock option, restricted stock unit award and restricted stock award, held by the Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to that number of shares that would have vested and, if applicable, become exercisable in the six (6) months immediately following Executive’s Covered Termination had Executive’s employment continued during such six (6) month period.  In addition, each stock option held by Executive as of the date of Executive’s Covered Termination shall remain exercisable until the earlier of (A) the first anniversary of the date of Executive’s Covered Termination or (B) the original expiration date of the stock option.

2.3	Covered Termination Related to a Change in Control

If Executive’s employment terminates due to a Covered Termination that occurs within three (3) months prior to a Change in Control or during the twelve (12) month period commencing on a Change in Control, Executive shall receive the following:

(a)

Executive shall be entitled to receive an amount equal to the sum of: (i) 12 months’ basic salary less any sums paid in lieu of notice and (ii) the Executive’s Annual Target Bonus payable in a cash lump sum, less applicable tax or other statutory deductions which the Company is obliged to deduct, as soon as administratively practicable following the date on which the Settlement of Claims becomes effective and, in any event, no later than the sixtieth (60th) day following the date of the Covered Termination.

(b)

If Executive receives private medical insurance, the Company shall continue to provide this benefit until the first anniversary of the date of the Executive’s termination of employment subject always to the rules of the applicable scheme in force from time to time and acceptance by the insurer.  If, for any reason, the Company is unable to continue to provide this benefit then an amount equal to the Company’s insurance premium contribution shall thereafter be paid to the Executive in substantially equal monthly instalments.

(c)

Subject always to the rules of the each applicable scheme in force from time to time, each outstanding equity award, including, without limitation, each stock option and restricted stock award, held by the Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to one hundred percent (100%) of the shares subject thereto.  In addition, each stock option held by Executive as of the date of Executive’s Covered Termination shall remain exercisable until the earlier of (A) the first anniversary of the date of Executive’s Covered Termination or (B) the original expiration date of the stock option.
2.4	Mitigation

The Executive shall not be required to mitigate damages or the amount of any payment provided under this Appendix 1 by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Appendix 1 be reduced by any compensation earned by the Executive as a result of employment by another employer or by any retirement benefits received by the Executive after the date of the Covered Termination, or otherwise.

2.5	The payment of the sums at clause 2.2 and 2.3 will be conditional on and in consideration of:
(A)

The Executive complying with and continuing to comply with her obligations relating to confidentiality, intellectual property and restrictive covenants as set out in clauses 13 and 14 and Appendix 2 of the Employment Agreement;

(B)

clause 13 of the Employment Agreement applying notwithstanding that the Employment Agreement may, or without the payment of the sum at clause 2.2 or 2.3 might, otherwise have been repudiated by the Company; and

(C)

the Executive executing such documents in a form reasonably acceptable to the Company as it may require (including without limitation a valid settlement agreement) and provide the Company with any reasonable assistance and co-operation that is necessary to handover the Executive’s work.

2.6

To the extent that the sums at clauses 2.2 and 2.3 are damages (which is not admitted), the Executive and the Company agree that the terms of this clause represent a genuine pre-estimate of the loss to the Executive that would arise on termination of the Executive’s employment. The parties acknowledge and agree that the payments at 2.2 and 2.3 are intended to provide the executive with certainty as to potential outcomes in the event of change of control and for the parties to agree at the outset the appropriate value of any loss that the executive might suffer as a result of termination of employment in the above circumstances. The parties agree that this is a reasonable and not unconscionable means of achieving that aim.   The Executive shall accept the sum at clauses 2.2 or 2.3 (as applicable) in full and final settlement of all and any claims that the Executive may have arising out of her employment or its termination excluding any personal injury claims of which she is aware at the time of the termination of her employment or any claims in relation to accrued entitlements under any pension scheme.

2.7Tax

The Executive acknowledges that all amounts and benefits payable under this Appendix 1 are subject to the deduction of tax and or other statutory deductions to the extent required by applicable law.

2.8	Employment Agreement

Should there arise any conflict between the terms of this Appendix 1, the Agreement and its Appendix 2, the terms of the Agreement shall prevail.

2.9	Variations

The Company reserves the right, exercisable at its absolute discretion, to amend, replace or withdraw this Appendix 1 without providing any replacement. Further, the Company reserves the right to change this Appendix 1 to take account of changes in employment practice, changes in the law and the Company's operational requirements. Minor changes of detail may be made from time to time and will be effected by a general notice to employees. You will normally be given not less than one month's notice before significant changes are made.

Appendix 2

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS DEED

1.

When Used.  This deed is to be signed by employees of Company for new or continued employment by Company.  For continued employment, the Company should have the employee sign this deed at the time a bonus, a promotion, or some other new or increased “benefit” is provided to the employee by Company.  This deed is intended to be used with the enclosed form of offer letter (or other separate employment agreement that does not already contain terms regarding confidentiality and intellectual property ownership).  DO NOT USE THIS DEED WHEN RETAINING INDEPENDENT CONTRACTOR OR CONSULTANT SERVICES.

2.

Customer Non-Solicitation Provisions.  If Company’s customers are maintained as confidential and are not readily ascertainable by reference to directories or other similar means, Company’s customers may qualify as “trade secrets.”  In that event, Company may wish to consider including a provision preventing solicitation of its customers for a specified period following termination of employment.  Company should contact legal counsel to discuss including a customer non-solicitation provision as serious legal consequences may result.

3.	To Be Completed Before Signing.

Exhibit A (“Prior Innovations”) must be completed prior to signing this deed in accordance with Section 5 (“Disclosure and License of Prior Innovations”).  If the employee has no such Prior Innovations, complete the form by checking the box next to “No Such Prior Innovations Exist.”  Do not leave Exhibit A incomplete.

Signature.  Have the employee and an authorized representative of the Company sign and date the signature page.  Company should retain a copy of this deed in the employee’s personnel file or otherwise retain a copy of this deed in its records.

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS DEED

This Deed sets forth in writing certain understandings and procedures in effect as of the date of my initial employment with Aimmune Therapeutics (“Company”).

1.Duties.  I hereby agree to perform those duties for Company as Company may designate from time to time.  During my employment with Company, I further agree that I will (i) devote my best efforts to the interests of Company, and (ii) not engage in other employment or in any conduct that could either be in direct conflict with Company’s interests or that could cause a material and substantial disruption to Company and (iii) otherwise abide by all of Company’s policies and procedures as they may be established and updated from time to time. Furthermore, I will not (a) reveal, disclose or otherwise make available to any unauthorized person any Company password or key, whether or not the password or key is assigned to me or (b) obtain, possess or use in any manner a Company password or key that is not assigned to me.  I will use my best efforts to prevent the unauthorized use of any laptop or personal computer, peripheral device, cell phone, smartphone, personal digital assistant (PDA), software or related technical documentation that the Company issues to me.  I will not input, load or otherwise attempt any unauthorized use of software in any Company computer or other device, whether or not the computer or device is assigned to me.

2.“Proprietary Information” Definition.  “Proprietary Information” means (a) any information, howsoever recorded, that is confidential, proprietary, technical or non-technical information of Company, including for example and without limitation, information that is a Company Innovation or is related to any Company Innovations (as defined in Section 5 below), concepts, techniques, processes, methods, systems, designs, computer programs, source documentation, trade secrets, formulas, development or experimental work, work in progress, forecasts, proposed and future products, marketing plans, business plans, customers and suppliers and any other nonpublic information and (b) any information Company has received from others that Company is obligated to treat as confidential or proprietary, in each case which may be made known to me by Company or a third party or which I may otherwise learn during my employment with Company, whether before or after the date of this Deed .

3.Ownership and Nondisclosure of Proprietary Information.  All Proprietary Information and all patents (including, but not limited to, any and all patent applications, patents, continuations, continuation-in-parts, reissues, divisionals, substitutions, and extensions), copyrights, mask works, trade secrets and other intellectual property and other rights in and to the Proprietary Information existing now or in the future, anywhere in the world, whether or not such rights or information is capable of registered protection, are the property of Company, Company’s assigns, Company’s customers and Company’s suppliers, as applicable.  I will not disclose any Proprietary Information to anyone outside Company, and I will use and disclose Proprietary Information to those inside Company only as necessary to perform my duties as an employee of Company.  If I have any questions as to whether information is Proprietary Information, or to whom, if anyone, inside Company, any Proprietary Information may be disclosed, I will ask my manager at Company.

4.“Innovations” Definition.  In this Deed, “Innovations” means all discoveries, designs, developments, improvements, inventions, works of authorship, information fixed in any tangible medium of expression, trade secrets, know-how, ideas, mask works, domain names, database rights, trademarks, service marks, trade names and trade dress, goodwill and the right to sue for passing off or unfair competition, and all intellectual property and other rights in and to the same existing now or in the future, anywhere in the world, in each case whether or not capable of (registered or unregistered) protection by relevant intellectual property laws.

5.Disclosure and License of Prior Innovations.  I have listed on Exhibit A (Prior Innovations) attached hereto all Innovations relating in any way to Company’s business or demonstrably anticipated research and development or business (the “Company-Related Innovations”), that were conceived, reduced to practice, created, derived, developed, or made by me alone or jointly with others prior to my employment with Company and to which I retain any ownership rights or interests or rights to license the same (these Company-Related Innovations collectively referred to as  the “Prior Innovations”).  I represent that I have no rights in any Company-Related Innovations other than those Prior Innovations listed in Exhibit A (Prior Innovations).

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If nothing is listed on Exhibit A (Prior Innovations), I represent that there are no Prior Innovations at the time of signing this Deed.  I hereby grant to Company and Company’s designees a royalty-free, transferable, perpetual, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to use, practice and exploit to the greatest extent possible all patent, copyright, moral right, mask work, trade secret and other intellectual property rights subsisting in any Prior Innovations that may be incorporated, in any Innovations owned, created, derived, conceived, developed, made or reduced to practice by or on behalf of the Company (the “Company Innovations”). To the extent that any third parties also have ownership rights or interests in the Prior Innovations, I shall use reasonable efforts to procure that all such third parties grant the Company a license in respect of such Prior Innovation on terms equivalent to those in this Clause 5.  Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, any Prior Innovations in any Company Innovations without Company’s prior written consent.

6.Disclosure and Assignment of Company Innovations.  I will promptly disclose and describe to Company all Company Innovations which are conceived, reduced to practice, created, derived, developed, or made by me (whether alone or jointly with others) during my employment with the Company.  I hereby irrevocably assign, by way of present assignment of future rights, to Company or Company’s designee all my right, title, and interest in and to any and all Company Innovations, which assignment operates automatically upon the conception of such Company Innovations.  To the extent any of my right, title and interest in and to Company Innovations cannot be assigned by way of present assignment of future rights, upon Company’s request and in any event upon the termination or expiry my employment by Company, I shall immediately execute a confirmatory assignment of any right, title and interest I may have in and to Company Innovations to Company for no further consideration. If such assignments are ineffective as a matter of law, I hereby grant to Company an exclusive, royalty-free, transferable, perpetual, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to use, practice and exploit to the greatest extent possible such non-assignable right, title and interest, including, but not limited to, the right to make, use, sell, offer for sale, import, have made, and have sold, the Company Innovations.  To the extent any of my right, title and interest in and to

Company Innovations can neither be assigned nor licensed by me to Company as set out above, I hereby irrevocably waive and agree never to assert such non-assignable and non-licensable right, title and interest against Company, any of Company’s successors in interest, or any of Company’s customers.  To the greatest extent permitted by law, I hereby waive, in favour of the Company, all moral rights I have or may come to have under the Copyright Designs and Patents Act 1988 or otherwise in the Company Innovations and Prior Innovations, now or at any time in the future. I further undertake that I shall not use any Company Innovations following the termination or expiry of my employment with Company.

7.Other Innovations.  In addition to my obligations under Clause 6, I will disclose promptly in writing to Company all Innovations conceived, reduced to practice, created, derived, developed, or made by me (alone or jointly with others) during my employment with Company and for three (3) months thereafter, whether or not I believe the Innovations are subject to this Deed, to permit a determination by Company as to whether or not the Innovations are or should be deemed to be Company Innovations.  Company will receive that information in confidence.

8.Cooperation in Perfecting Rights to Company Innovations.  I agree to perform, during and after my employment, all acts that Company deems necessary or desirable to permit and assist Company, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations and all intellectual property rights therein as provided to Company under this Deed.  If Company is unable for any reason to secure my signature to any document required to file, prosecute, register, confirm or memorialize the assignment of any rights or application or to enforce any right under any Company Innovations as provided under this Deed, I hereby irrevocably designate and appoint Company and Company’s duly authorized officers and agents as my agents and attorneys‑in‑fact to act for and on my behalf and instead of me to take all lawfully permitted acts to further the filing, prosecution, registration, confirmation, memorialization of assignment, issuance, and enforcement of rights under the Company Innovations, all with the same legal force and effect as if executed by me.  The foregoing is deemed a power coupled with an interest and is irrevocable.

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9.Return of Materials.  At any time upon Company’s request, and when my employment with Company is over, I will immediately return all materials (including, all physical copies, electronic copies and hardware containing such electronic copies) containing or disclosing any Proprietary Information and/or Company Innovations (including all copies thereof), as well as any keys, pass cards, identification cards, computers, printers, pagers, cell phones, smartphones, personal digital assistants or similar items or devices that Company has provided to me.  I will provide Company with a written certification of my compliance with my obligations under this Section.

10.No Violation of Rights of Third Parties.  During my employment with Company, I will not (a) breach any agreement to keep in confidence any confidential or proprietary information, knowledge or data acquired by me prior to my employment with Company or (b) disclose to Company, or use or induce Company to use, any confidential or proprietary information, material or Innovations belonging to any previous employer or any other third party (whether or not I (alone or jointly with others) conceived, reduced to practice, created, derived, developed, or made such information, material or Innovations in the course of my previous employment by a third party).  I am not currently a party, and will not become a party, to any other agreement that is in conflict, or will prevent me from complying, with this Deed.

11.Survival.  This Deed (a) shall survive indefinitely my employment by Company; (b) does not in any way restrict my right to resign or the right of Company to terminate my employment at any time, for any reason or for no reason; (c) inures to the benefit of successors and assigns of Company; and (d) is binding upon my heirs and legal representatives.

12.Injunctive Relief.  I agree that if I violate this Deed, Company will suffer irreparable and continuing damage for which money damages are insufficient, and Company is entitled to injunctive relief, a decree for specific performance, and all other relief as may be proper (including money damages if appropriate), to the extent permitted by law, without the need to post a bond.

13.Notices.  Any notice required or permitted by this Deed shall be in writing and shall be delivered as follows, with notice deemed given as indicated:  (a) by personal delivery, when actually delivered;

(b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notices to me shall be sent to any address in Company’s records or other address as I may provide in writing.  Notices to Company shall be sent to Company’s Human Resources Department or to another address as Company may specify in writing.

14.Governing Law; Forum. This Deed and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed in all respects by, and construed in accordance with the law of England and Wales, without giving effect to conflict of laws principles.  Each Party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Deed or its subject matter or formation. Additionally, notwithstanding anything in the foregoing to the contrary, a claim for equitable relief arising out of or related to this Deed may be brought in any court of competent jurisdiction.  For the avoidance of doubt, the foregoing terms will control over any conflicting terms in my offer letter.

15.Severability.  If a court of law holds any provision of this Deed to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to provide Company the maximum protection permitted by applicable law and (b) the legality, validity and enforceability of the remaining provisions of this Deed shall not be affected.

16. Waiver; Modification.  If Company waives any term, provision or breach by me of this Deed, such waiver shall not be effective unless it is in writing and signed by Company.  No waiver shall constitute a waiver of any other or subsequent breach by me.  This Deed may be modified only if both Company and I consent in writing.

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20.Assignment.  This Deed, and the rights and obligations hereunder, are not assignable or transferable except by the Company. The rights and benefits of this Deed shall extend to all successors and assigns of the Company, whether by merger, reorganization, sale of assets, operation or law or otherwise.

21.Entire Agreement.  This Deed, my employment contract and any agreement to arbitrate claims or disputes relating to my employment that I may have signed in connection with my employment by Company, represents my entire understanding with Company with respect to the subject matter of this Deed and supersedes all previous understandings, written or oral.

I certify and acknowledge that I have carefully read all of the provisions of this Deed and that I understand and will fully and faithfully comply with such provisions.  This Deed may be executed in counterparts.  A pdf copy of a signature shall have the same force and effect as an original.

Signed as a DEED by Aimmune Therapeutics acting by Warren DeSouza	Signed as a DEED by Sue Barrowcliffe
By: /s/ Warren DeSouza	/s/ Sue Barrowcliffe
Title CFO	Dated: 23 February 2016
Dated: February 23, 2016	In the presence of:

By:	/s/ Kate Neave
Title:	Name of witness: Kate Neave
Date:	Address of witness: [***]
Occupation of witness: Administrative Assistant

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WEST\240746288.1
379625-000001

Exhibit A

PRIOR INNOVATIONS

Check one of the following:

XNO PRIOR INNOVATIONS EXIST.

OR

ð	YES, PRIOR INNOVATIONS EXIST AS DESCRIBED BELOW (include basic description of each Prior Innovation):

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